Exhibit 99.1

The Chefs’ Warehouse, Inc. Acquires Michael’s Finer Meats, LLC

Company Enters Eighth Regional Market

RIDGEFIELD, Conn., August 13, 2012 — The Chefs’ Warehouse, Inc. (Nasdaq: CHEF), a premier distributor of specialty food products in the United States, today announced that it has acquired all of the equity securities of Michael’s Finer Meats, LLC, an approximately $80 million annual revenue specialty protein distributor located in Columbus, OH. Founded by Michael Bloch in 1962, Michael’s distributes an extensive portfolio of custom cut beef, seafood and other center-of-the-plate products to many of the leading restaurants, country clubs, hotels and casinos in Ohio, Indiana, Illinois and western Pennsylvania.

The Chefs’ Warehouse services customers in the metropolitan areas of New York, Boston, Philadelphia, Washington DC, Los Angeles, San Francisco, Miami, Las Vegas and Portland, OR. The acquisition of Michael’s marks the fourth acquisition for The Chefs’ Warehouse in just over a year.

“We are excited to have Michael’s join the Chefs’ Warehouse family,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “We eagerly look forward to building upon Michael’s history of superior products and customer service as we expand our company to the Midwest region. Michael’s will complement our existing product offerings and significantly enhance our capabilities in center-of-the-plate categories.”

“Joining The Chefs’ Warehouse team is an exciting opportunity for Michael’s,” said John Bloch, CEO of Michael’s. “With our similar customer base, the addition of The Chefs’ Warehouse’s breadth and depth of products will allow us to continue to grow as we seek to become the premier provider of specialty foods in the Midwest.”

The total purchase price for the business was approximately $54.3 million (subject to customary post-closing working capital adjustments) and was funded with borrowings under the Company’s existing revolving credit facility. The Company expects Michael’s to contribute approximately $0.06 to $0.08 annually to diluted earnings per share once fully integrated, however based on the timing of the acquisition and shorter term integration costs, the acquired business is not expected to contribute significantly to the Company’s 2012 results.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 16,700 products to more than 9,800 customer locations throughout the United States.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. Words like “anticipate,” “seek,” “expect,” “post-closing,” and “believe” and variations of these words and similar expressions are intended to identify forward-looking statements. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to realize expected synergies from those acquisitions; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

CONTACT:

Investor Relations

John Austin, (718) 684-8415

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